Exhibit 10.5

Loans Extension Confirmation Letter

Reference is made to the loans from Ms. Heung Mei Tsui to China Pharma Holdings, Inc. (the “Company”), the principal and accumulated interest totaled USD1,354,567 and USD84,849.59 respectively as of December 31, 2017. Due to the fact the Company temporarily did not have enough balance in its oversea account to repay the loans, both Ms. Tsui and the Company agreed to extend the loans to December 31, 2018, by which date the Company shall repay the principal and accumulated interest.

Creditor: /s/ Heung Mei Tsui

Debtor: China Pharma Holdings, Inc.

By: Zhilin Li, President & CEO